Exhibit 2.1

SHARE PURCHASE AGREEMENT

Between

N.F.J.A. PIETERSE BEHEER B.V.

and

W.M. PRANGER BEHEER B.V.

as Sellers

and

CECO ENVIRONMENTAL NETHERLANDS B.V.

as Purchaser

and

CECO ENVIRONMENTAL CORP.

as Guarantor

regarding the entire share capital of

ATA BEHEER B.V.

LIST OF SCHEDULES:

Exhibit A	Definitions

Exhibit B	Bank guarantees

Exhibit C	Completion Obligations

Exhibit D	Restricted Stock Agreement

Exhibit E	Sellers’ Representations and Warranties

Exhibit F	Due Diligence Documents

Exhibit G	Purchaser’s Warranties

Exhibit H	Guarantor’s Warranties

THIS AGREEMENT IS MADE BETWEEN:

1.	N.F.J.A. PIETERSE BEHEER B.V., a private company with limited liability with corporate seat in Zwolle, the Netherlands and address at Dijkstoelstraat 12 (8043 VZ) Zwolle, registered in the trade register of the chamber of commerce under number 08166951 (“Seller 1”);

2.	W.M. PRANGER BEHEER B.V., a private company with limited liability with corporate seat in Nijkerk, the Netherlands and address at Scheg 10 (3863 VD) Nijkerk, registered in the trade register of the chamber of commerce under number 32128451 (“Seller 2”);

3.	CECO ENVIRONMENTAL NETHERLANDS B.V. a private company with limited liability with corporate seat in Amsterdam, the Netherlands and address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered in the trade register of the chamber of commerce under number 57328307 (“Purchaser”);

4.	CECO ENVIRONMENTAL CORP, a public company incorporated under the laws of the State of Delaware, with corporate seat in Delaware, the United States of America and address at 4625 Red Bank Road, Suite 200, Cincinnati OH 45227 USA (“Guarantor”);

5.	ATA BEHEER B.V., a private company with limited liability with corporate seat in Nunspeet, the Netherlands and address at Industrieweg 59 (8071 CS) Nunspeet, registered in the trade register of the chamber of commerce under number 08167106 (“Company”);

Seller 1 and Seller 2 are jointly referred to as “Sellers”. Sellers, Purchaser. Guarantor and the Company are jointly referred to as “Parties” and each of them “Party”.

WHERAS:

(A)	The issued share capital of the Company is divided in 553623 shares each having a par value of of EUR 1 (in words: one euro) (the “Shares”);

(B)	Seller 1 holds 110725 shares, equating to 20% of the Shares;

(C)	Seller 2 holds 442898 shares, equating to 80% of the Shares;

(D)	The Company holds the entire share capital of: 1) Aarding Thermal Acoustics B.V. and 2) Aarding Thermal Acoustics USA Inc.;

(E)	The Company and Aarding Thermal Acoustics B.V. jointly hold the entire share capital of Aarding do Brasil Fornecimento de Produtos Termo- Acusticos Equipamentos Ltda;

(F)	Sellers and Guarantor executed a letter of intent in October 2012 setting out the main terms of the acquisition of the Shares by Purchaser (the “Transaction”);

(G)	Parties have reached final agreement with respect to the Transaction and Sellers want to sell and transfer the Shares to Purchaser and Purchaser wishes to purchase and accept the Shares from Sellers subject to the terms and conditions set out in this share purchase agreement (the “Agreement”);

(H)	Parties have provided timely notice under collective agreements affecting Employees of the Companies;

(I)	All corporate actions needed to execute the Agreement have been taken by the Parties and no further internal approvals are required;

(J)	No filings under any applicable competition laws are required in connection with the Agreement. IT

IS AGREED AS FOLLOWS:

1	Interpretation

1.1	Capitalised terms used in this Agreement, including those used in the preamble of the Agreement, shall have the meaning as defined in Exhibit A or elsewhere in this Agreement.

1.2	References to a person include any individual, company or partnership whether or not having separate legal personality and wherever incorporated or registered.

1.3	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

1.4	A reference in this Agreement to a Clause or Exhibit is to the relevant Clause of or Exhibit to this Agreement.

1.5	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.6	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

1.7	In this Agreement the English language is used to describe Dutch legal concepts. In case of any discrepancy between the English description of the Dutch legal concept and the Dutch description of the Dutch legal concept (which appears behind the English description), the Dutch description of the Dutch legal concept prevails.

2.	SALE AND PURCHASE; TRANSFER

2.1	Subject to the terms and conditions of this Agreement, the Sellers hereby sell the Shares, free and clear of all Encumbrances, to Purchaser who hereby purchases the Shares from Sellers.

2.2	At Completion the Sellers shall transfer the Shares to Purchaser in accordance with Clause 6.

3.	CONSIDERATION

3.1	The consideration for the Shares (the “Consideration”) comprises of: i) an amount of EUR 18,500,000 (in words: eighteen million five hundred thousand euro) (the “Initial Cash Consideration”), subject to adjustment in accordance with Clause 3.2; ii) an amount of EUR 6,000,000 (in words: six million euro) payable in CECO Shares as per Article 8 (the “Stock Consideration”); and iii) an earn out payment (the “Earn Out Consideration”).

3.2	The Initial Cash Consideration shall be increased by the Cash of the Companies on the Completion Date and shall be reduced by the Debt of the Companies on the Completion Date. Furthermore the Initial Cash Consideration shall be increased or decreased, as the case may be, with the positive or negative difference between the actual Working Capital of the Company at the Completion Date and the Target Working Capital, but no such increase or decrease shall occur unless actual Working Capital of the Company at the Completion Date is at least 10% more or less than Target Working Capital.

3.3	At Completion Purchaser shall pay an amount equal to (i) the Initial Cash Consideration (ii) minus the estimated Debt on the Completion Date (iii) plus the estimated Cash on the Completion Date. ((i), (ii) and (iii) jointly the “Completion Payment”), as set out in clause 6.4 below. Prior to Completion Sellers provided Purchaser with an overview of the estimated Cash (which is EUR

67,000) and estimated Debt (which is zero) per the Completion Date which is based on information extracted from the administration of the Company.

3.4	The maximum Earn Out Consideration is EUR 5,500,000 (five million five hundred thousand euro). The maximum amount of EUR 5,500,000 (five million five hundred thousand euro) shall be due and payable by Purchaser if: (i) the Company (together with its Subsidiaries) achieves in each of the financial years 2013 up to and including 2017 (the “Earn Out Period”) an EBITDA of at least EUR 2,500,000 (two million five hundred thousand euro) per year (the Annual Target EBITDA); or (ii) the Company (together with is Subsidiaries) achieves in the Earn Out Period an aggregate EBITDA of at least EUR 12,500,000 (twelve million five hundred thousand euro) (the Overall Target EBITDA). Payment of the Earn Out Consideration shall take places as follows:

For each of the financial years 2013 up to and including 2017 in which the Company achieves the Annual Target EBITDA, Purchaser shall pay to Sellers a non refundable (subject to Clause 3.9) amount of EUR 1,100,000 (one million one hundred thousand euro) (“Earn Out Tranche”). Such Earn Out Tranche shall be paid 30 days after the completion of the annual financial statements of that financial year but ultimately on 31 July of the financial year following the financial year in which the Annual Target EBITDA was realised.

In the event that the Company has realised the Overall Target EBITDA but has not reached the Annual Target EBITDA in one or more of the relevant financial years, Sellers shall, after the completion of the annual accounts for the financial year 2017, be entitled to a payment that will be calculated according to the following formula:

•	EUR 5,500,000 minus the Earn Out Tranches already paid.

However, in the event that the Company at the end of the financial year 2017 has not achieved the Overall Target EBITDA, the Sellers will receive, in lieu of payment of the Earn Out Tranche for financial year 2017 performance, a payment that shall be calculated as according to the following formula:

•	(X divided by Y) multiplied by EUR 5,500,000 (minus any Earn Out Tranches already paid) Whereby X is the actual aggregate EBITDA of the Company in the Earn Out Period; and Y is 12,500,000

This earn out payment shall be paid by Purchaser to the Sellers ultimately 31July 2018.

The EBITDA of the Company in the Earn Out Period shall, subject to Clause 3.6, mean earnings before interest, taxes, depreciation and amortization, calculated on the basis of Dutch GAAP.

3.5	In its capacity as future shareholder of the Company, Purchaser acknowledges and agrees that, from the Completion Date through the Earn Out Period, it shall endeavor in good faith to maintain the same general cost structure for the Company as reflected in the Company’s 2012 Accounts; provided, however, that Purchaser and its Affiliates shall be permitted to make changes to the Company’s cost structure or operation of its business following the Completion Date without consent of the Sellers to the extent Purchaser in good faith believes that that such changes are in the best interests of Purchaser and the Company. Furthermore Purchaser shall not during the Earn Out Period: (i) take any (legal) action that prevents the calculation of the EBITDA of the Company on a stand alone basis; or (ii) divest any of the Companies, the Subsidiaries or their business activities, or transfer any of the Companies or their business activities to another Affiliate of Guarantor that is not wholly-owned by the Company, unless it has previously agreed with Sellers how to deal with the consequences thereof for the Earn Out Consideration; provided, however, the foregoing shall not prohibit Guarantor from merging with another party or from selling its assets or stock.

3.6	Any overhead, service or similar expenses charged by Guarantor (or any of its Affiliates) to any of the Companies will not be included in the calculation of EBITDA for purposes of determining the Earn Out Consideration.

3.7	In the event that Sellers after completion of a relevant financial year do not agree with the Guarantor’s calculation of the EBITDA and/or the calculation of a part of the Earn Out Consideration, Sellers must notify Guarantor of their objection within forty-five (45) Business Days after Sellers’ receipt of such calculation. In such case the Parties shall follow the procedure mentioned in Clause 7.3 that will then apply mutatis mutandis with respect to the establishment of the Earn Out Consideration.

3.8	As a security for the payment by Purchaser of the Earn Out Consideration, Purchaser shall grant Sellers within 20 Business Days following the Completion Date a right of pledge (second in rank) on the Shares, on terms approved by the Companies’ and Guarantor’s lenders, subject to Sellers signing a subordination agreement or similar instrument in favour of such lenders and any future lenders containing subordination terms acceptable to such lenders. In the event that Sellers comply with their obligations under this Clause 3.8 but Purchaser is not able to grant the right of pledge within 20 Business Days following the Completion Date, it is obliged, as an alternative security for the due and timely payment of the Earn Out Consideration, to pay at the beginning of each financial year during the Earn Out Period an amount of EUR 1,100,000 (one million one hundred thousand euro) to an escrow account at a bank mutually acceptable to the Parties. This amount will be released by the escrow agent in accordance with the terms and conditions of an escrow agreement in good faith to be agreed upon by the Parties within 30 Business Days after Completion. If required under this Clause 3.8, the payment to the escrow account due for the financial year 2013 shall then be made by Purchaser ultimately 1 May 2013 and the payments to the escrow account due for each of the financial years 2014-2017 shall be made by Purchaser ultimately on the first of February of each of the financial years.

3.9	A Seller shall only be entitled to the earn out payments mentioned in Clause 3.4 in the event that N.F.J.A. Pieterse, in the case of Seller 1, and W.M. Pranger, in the case of Seller 2, is not a Bad Leaver at the date of payment of the relevant portion of the Earn Out Consideration, it being understood that if one of such individuals is a Bad Leaver at the relevant date of payment, the other Seller remains entitled to its pro rata part of the relevant portion.

3.10	The Consideration will be allocated amongst the Sellers as follows:

Cash Consideration (subject to adjustment in accordance with Clause 3.2.)

Seller 1:             EUR 4,000,000 (four million Euro)

Seller 2:             EUR 14,500,000 (fourteen million five hundred thousand Euro)

Earn out Consideration (provided maximum amount achieved)

Seller 1:             EUR 1,000,000 (one million Euro)

Seller 2:             EUR 4,500,000 (four million five hundred thousand Euro)

CECO Shares:

Seller 1:             EUR 1,000,000 (one million Euro)

Seller 2:             EUR 5,000,000 (five million Euro)

3.11	If any payment is made by the Sellers to Purchaser or by Purchaser to Sellers in respect of any claim (i) for any breach of this Agreement (including a breach of a Sellers’ Warranty); or (ii) pursuant to an indemnity under this Agreement, then such payment shall be an adjustment of the Consideration and the Consideration shall be deemed to be adjusted by the amount of such payment.

3.12	In the event N.F.J.A. Pieterse is terminated for Cause or resigns during the Earn-Out Period (a “Termination Event”), Seller 1 is obliged to repay part of the Consideration to Purchaser in accordance with the following scale:

Termination Event in:	Amount to be repaid:
Completion through 28 February 2014	EUR 800,000
1 March 2014 through 28 February 2015	EUR 640,000
1 March 2015 through 28 February 2016	EUR 480,000
1 March 2016 through 28 February 2017	EUR 320,000
1 March 2017 through 28 February 2018	EUR 160,000

As a security for any repayment obligation under this Clause 3.12, Seller 1 shall provide Purchaser a EUR 800,000 (eight hundred thousand Euro) bank guarantee in force within 15 Business Days following Completion, which can be drawn by Purchaser in a Termination Event relating to N.F.J.A. Pieterse. This EUR 800,000 (eight hundred thousand Euro) bank guarantee will decrease in value at EUR 160,000 (hundred sixty thousand Euro) per year. Purchaser shall pay 50% of the annual costs of such bank guarantee. Seller 1 shall pay the remainder of the annual costs of the bank guarantee. The bank guarantee will be substantially in the form and substance attached as Exhibit B.

3.13	If a Termination Event regarding W.M. Pranger occurs during the Earn-Out Period, Seller 2 is obliged to repay part of the Consideration to Purchaser in accordance with the following scale:

Termination Event in:	Amount to be repaid:
Completion through 28 February 2014	EUR 3,200,000
1 March 2014 through 28 February 2015	EUR 2,560,000
1 March 2015 through 28 February 2016	EUR 1,920,000
1 March 2016 through 28 February 2017	EUR 1,280,000
1 March 2017 through 28 February 2018	EUR 640,000

As a security for any repayment obligation under this Clause 3.13, Seller 2 shall provide Purchaser a EUR 3,200,000 (three million two hundred thousand Euro) bank guarantee in force within 15 Business Days following Completion, which can be drawn by Purchaser in a Termination Event relating to W.M. Pranger. This EUR 3.200,000 (three million two hundred thousand Euro) bank guarantee will decrease in value at EUR 640,000 (six hundred forty thousand) per year. Purchaser shall pay 50% of the annual costs of such bank guarantee. Seller 2 shall pay the remainder of the annual costs of the bank guarantee. The bank guarantee will be substantially in the form and substance attached as Exhibit B.

3.14	Guarantor shall be jointly and severally liable to Sellers for the due and punctual performance by Purchaser of its obligations under this Agreement. The obligations of Guarantor under this Clause 3.14 shall be continuing obligations and shall not be impaired or affected by any change in the constitution or control or the insolvency of, or any liquidation, winding up or analogous proceedings relating to Purchaser. This Clause constitutes a primary obligation of Guarantor.

4.	CONDITIONS PRECEDENT

4.1	The obligation of the Parties to effect the Completion is subject to the satisfaction of the following conditions precedent (opschortende voorwaarden):

(a)	No proceedings challenging this Agreement or the Transaction, or seeking to prohibit, alter, prevent or materially delay the Completion shall have been instituted by any person before a court, arbitrator or regulatory authority;

(b)	No breach of the Sellers’ Warranties has occurred which has a Material Adverse Effect on (the business of) the Company;

(c)	Parties have agreed upon the content of the Restricted Stock Agreement;

(d)	The Company and N.F.J.A. Pieterse have agreed upon an employment contract for N.F.J.A. Pieterse with a minimum term of 5 years;

(e)	The Company and W. M. Pranger have agreed upon an employment contract for W.M. Pranger with a minimum term of 5 years;

4.2	The Parties shall use their best efforts to satisfy each of the conditions precedent mentioned in Clause 4.1.

4.3	A Party shall give notice to the other Parties immediately upon becoming aware that a condition precedent has been satisfied, or cannot be satisfied.

4.4	The conditions precedent mentioned in Clause 4.1 can only be waived by, with respect to sub clauses (b), the consent of the Purchaser, and with respect to all other sub clauses, mutual written consent of the Parties.

4.5	If the conditions precedent mentioned in Clause 4.1 have not been satisfied or waived on or before 28 February 2013, the Parties may on such date jointly elect in writing to defer Completion and set a new final date for Completion. If Parties fail to agree so, this Agreement shall automatically terminate on 28 February 2013, without any compensation being due and payable by any of the Parties.

5.	PRE-COMPLETION COVENANTS

5.1	Each Party will use its best efforts to take all actions and to do all things necessary or advisable to consummate the Transaction.

5.2	Until Completion Sellers will continue the business of the Companies in the ordinary course consistent with past practice.

5.3	Sellers shall provide Purchaser with an overview of the estimated Cash and Debt as per the Completion Date.

5.4	The Purchaser will file any notification and/or report, including any notification under any applicable pre-merger and/or anti-trust regulations, that needs to be filed with the relevant authorities, and will use its best efforts to obtain clearance for the anticipated Transaction.

5.5	Purchaser shall transfer the Completion Payment (referred to in Clause 3.3) to the third party account (kwaliteitsrekening) of the Notary.

6.	COMPLETION

6.1	Completion shall take place on 28 February 2013, or at such date as the Parties may agree in writing.

6.2	Completion shall take place at the offices of the Notary.

6.3	At Completion the relevant Parties shall procure that the obligations set out in Exhibit C for which each of them is responsible are performed.

6.4	Ultimately at 10.00 a.m. CET on the Completion Date the Completion Payment shall be in cash on the Notary’s Bank Account.

6.5	As per the instructions pursuant to the Notary Letter, the Notary will hold the amount of the Completion Payment for the benefit of the Purchaser until execution of the Transfer Deed. Upon execution of the Transfer Deed the Notary will hold the amount of the Completion Payment for the benefit of the Sellers, in accordance with the Notary Letter. Upon execution of the Transfer Deed the Notary will remit the amount of the Completion Payment in accordance with the instructions of the parties set forth in the Notary Letter.

7.	EXAMINATION AND REVIEW OF CASH CONSIDERATION

7.1	Within 90 Days after the Completion Date, the Company shall instruct its accountant to draw up and deliver to Sellers the financial accounts as per the Completion Date (“Completion Accounts”), together with a calculation of the Cash Consideration in accordance with Clauses 3.1 and 3.2.

7.2	Within forty-five (45) Business Days after receipt of the Completion Accounts and the calculation of the Cash Consideration, Sellers shall inform Purchaser whether they agree with the calculation of the Cash Consideration. If agreed such calculation will be finally established between Sellers and Purchaser. If Sellers disagree with the calculation of the Cash Consideration, they shall motivate and specify their objections in writing. In that case Sellers and Purchaser shall in good faith attempt to reach agreement in respect of these objections.

7.3	If Sellers and Purchaser are unable to reach an agreement on any objections within 20 (twenty) Business Days after the delivery of the written objections to Purchaser, either Party may refer any dispute for resolution to a reputable “Big Four” international accounting firm (other than the existing auditors of Sellers, Purchaser or Guarantor) appointed (i) by Sellers and Purchaser or (ii) in default of agreement on such appointment within 7 Business Days, by the President for the time being of the Netherlands Institute for Chartered Accountants (NBA). Such accounting firm shall be instructed to render its opinion as soon as practicable and in any event within 30 Business Days after being instructed. In making such determination such accounting firm shall act as an expert and not as an arbitrator and its decision shall (in the absence of manifest error) be final and binding on the Parties hereto. The expenses of such accounting firm shall be borne by one or more of Sellers and Purchaser in such equitable proportions as such accounting firm shall direct, taking into account the amount in dispute, the character of the dispute and the prevailing party in the dispute. The proposed Completion Accounts and Cash Consideration shall be adjusted on the basis of such accounting firm’s resolution of such dispute and as so adjusted shall become the final Completion Accounts and Cash Consideration.

7.4	To the extent the Completion Payment differs from the Cash Consideration as finally computed on the basis of the final Completion Accounts, then Sellers shall pay the excess to Purchaser or Purchaser shall pay the deficiency to Sellers, as the case may be, within seven Business Days after the Completion Accounts are finally determined.

8.	POST COMPLETION COVENANTS

8.1	Within 15 Business Days after Completion, but not sooner than each Seller providing the bank guaranties required by Clauses 3.12 and 3.13, Purchaser will issue listed unregistered and restricted shares in the share capital of Guarantor (“CECO Shares”) in Sellers’ names, to be held subject to the Restricted Stock Agreement attached as Exhibit D. The number of CECO Shares that will be issued to Sellers will be determined according to the following formula:

•	X divided by Y whereby:

X is the equivalent of EUR 6,000,000 in USD, calculated on the basis of the official EUR- USD reference conversion rate as published by the European Central Bank applicable at 4 p.m. (CET) on the date one day prior to Completion; and

Y is the average of the closing stock price of the CECO Shares on each trading day in the 90 days prior to Completion.

The CECO Shares will be issued to the Sellers in accordance with Clause 3.10.

8.2	Sellers shall repay to the Company any and all costs and expenses of advisors that have advised the Sellers in relation to the Transaction to the extent that these costs have been or are advanced by the Company.

9.	DUE DILIGENCE

9.1	The Purchaser acknowledges that the Guarantor on its behalf has performed, with the assistance of professional advisors, a legal, financial and tax due diligence with respect to the Shares and the (business of the) Companies. However, no due diligence investigations conducted by or on behalf of the

Purchaser/Guarantor and no facts or circumstances known to the Purchaser/Guarantor, its officers or advisers will prejudice or mitigate the Purchaser’s rights to claim under the Warranties.

9.2	The Sellers acknowledge that the Purchaser and the Guarantor have relied on the Sellers’ representations, warranties, indemnities and due diligence information provided to Guarantor and Purchaser, including the information provided in Exhibit E, as material inducement to entering into this Agreement.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Subject to the remaining provisions of this Clause 10 and to Clauses 12 and 13, the Sellers represent and warrant to Purchaser that the statements set out in Exhibit E are true as at the Completion Date.

10.2	The Purchaser acknowledges and agrees that Sellers make no representations with respect to any forecasts, projections or statements of intent provided to Purchaser or Guarantor.

10.3	Parties exclude the applicability of section 7:17 and section 7:23 of the DCC.

10.4	Each of the Sellers’ Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other terms of this Agreement.

10.5	The Sellers shall be liable to the Purchaser for any and all Losses and will indemnify (vrijwaren) and hold the Purchaser harmless (schadeloosstellen) against all Losses in the event of a breach of any of the Sellers’ Warranties or any other breach of this Agreement, without limiting or precluding any other rights or remedies which the Purchaser may have under this Agreement or Law, subject to the limitations of liability as set out in this Agreement. For the avoidance of doubt and subject to Clause 10.8, any Loss incurred by Guarantor or any of the Companies as a result of a breach of the Sellers’ Warranties, a claim under the indemnities or another claim under this Agreement will be deemed to be a Loss incurred by the Purchaser as a result of such breach of the Sellers’ Warranties, a claim under the indemnities or another claim under this Agreement, as if the Company would have been a beneficiary of the Sellers’ Warranties, the indemnities or other provisions in this Agreement.

10.6	Any payment made, or to be made by the Sellers to the Purchaser under this Agreement in respect of a breach of the Warranties or otherwise shall be treated as a reduction of the Purchase Price.

10.7	In the event of a breach of this Agreement, each Seller shall only be liable for such Loss in proportion to its interest in the Company just before Completion. Without prejudice to the previous sentence, if any of the Sellers commits a breach of this Agreement, all Sellers shall be deemed to have committed a breach.

10.8	Neither Party shall be entitled to recover from the other Parties under this Agreement more than once in respect of the same Losses suffered.

11.	SPECIFIC INDEMNIFICATIONS

11.1	Notwithstanding clause 10 (Representations and Warranties) and without prejudice to or precluding any other rights or remedies which the Purchaser may have under this Agreement or the Law, the Sellers undertake to indemnify and hold the Purchaser and Guarantor and their Affiliates harmless (vrijwaren en schadeloosstellen) against all actions, charges, claims, costs, damage, expenses (including fees of legal and other advisers) and Losses suffered by the Purchaser or, (at the sole discretion of the Purchaser) any of the Companies or their Affiliates for and in relation to each of the following matters:

•	Any claims of the Tax Authorities regarding Taxes due by any of the Companies and relating to the period prior to Completion, to the extent that these Taxes have not been paid or provided for in the 2012 Accounts or the Completion Accounts;

•	Any claim relating to an actual or alleged violation of any Anticorruption Law of the United States or the Netherlands, which claim arises from or is based on a state of facts of which either Mr. N.F.J.A. Pieterse or Mr. W.M. Pranger have knowledge as of the Completion Date, unless that state of facts is specifically described in Schedule 10.3(a), 10.3(b) or 10.4 of Exhibit E. For clarification it is agreed that the definition of “Sellers’ knowledge” does not apply to the preceding sentence.

•	The failure of the approximately BRL 1,100,000 account receivable in Brazil due by Duro Felguera to be paid in full by December 1, 2013.

11.2	The indemnifications as set out in clause 11.1 above are not limited by any of the provisions of this Agreement, such as clauses 10 (Representations and Warranties) or 12 (Limitation of Liability) or 13 (Claims). However, the aggregate liability of the Sellers in respect of all claims under this Clause 11 shall not exceed EUR 18,500,000 (the “Indemnity Cap”), and the Indemnity Cap shall be reduced by EUR 4,625,000 on 1 March 2014 and each succeeding 1 March thereafter until the Indemnity Cap is zero on 1 March 2017.

12.	LIMITATION OF LIABILITY

12.1	Except in case of fraud or wilful misconduct of the Sellers, the Sellers shall not be liable in respect of a breach of a Seller’s Warranty unless a notice of the claim is given by Purchaser to Sellers specifying the matters set out in Clause 13.1:

(a)	in case of any claim under paragraphs 1, 2 and 10 of Exhibit E within 5 (five) years after the Completion Date;

(b)	in case of a any claim under the Tax Warranties within 6 months after expiry of the statutory limitation period applicable with respect to the applicable Tax matter giving rise to such claim; and

(c)	in case of any other claim within 20 months after the Completion Date.

12.2	Except in case of any claim under paragraphs 1 or 2.1 of Exhibit E, or in case of fraud or wilful misconduct, the Sellers shall not be liable under this Agreement in respect of any Losses resulting from a breach of a Seller’s Warranty until the aggregate amount of all Losses for which the Sellers would otherwise be liable under this Agreement exceeds EUR 250,000 (two hundred fifty thousand Euro), at which point the Sellers shall be liable for all Losses from the first euro, and not only the amount of the excess.

12.3	Except in case of any claim under paragraphs 1 or 2.1 of Exhibit E, or in case of fraud or wilful misconduct, the aggregate liability of the Sellers in respect of all claims under this Agreement for breaches of a Seller’s Warranty shall not exceed 22.5% of the Consideration.

12.4	The Sellers shall not be liable in respect of any claims made by Purchaser to the extent that: (i)the Losses in respect of which a claim is made are covered by a policy of insurance in force immediately prior to the Completion Date and insofar as (any of) the Companies has a right of recovery thereunder, or (ii) the Losses in respect of which a claim is made would have been covered if such policy of insurance had been maintained by Purchaser 18 (eighteen) months following Completion, except to the extent any policy of insurance is no longer offered by the incumbent insurer.

12.5	The Sellers shall not be liable in respect of any claims made by Purchaser to the extent that a specific and identified provision or reserve has been made in the 2012 Accounts or the Completion Accounts in respect of the Losses for which the claim has been made.

12.6	Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

12.7	The Sellers’ liability for a breach of a Sellers’ Warranty shall be reduced by:

(a)	any Tax refund actually received by any of the Companies or Purchaser; or

(b)	any reduction of Tax actually owing by any of the Companies or Purchaser,

to the extent that the Tax refund or reduction of Tax is connected with the facts on which Purchaser’s claim is based.

13.	CLAIMS

13.1	Notices of claims under this Agreement shall be given by Purchaser to Sellers within 30 (thirty) Business Days of Purchaser actually becoming aware of a breach of one or more of the Sellers’ Warranties.

13.2	Purchaser shall specify reasonably full information of the legal and factual basis of the claim and the evidence on which Purchaser relies and, if possible, an estimate of the amount of Losses which are, are to be, the subject of the claim. The failure of the Purchaser to notify the Sellers within thirty (30) Business Days after it actually becoming aware of a claim shall not in any way affect the Purchaser’s ability or right to make a claim under this Agreement, provided, however that the Sellers shall not be liable to the Purchaser for any Losses caused or aggravated by this failure to notify the Sellers in time.

13.3	If the claim of Purchaser relates to a claim or the commencement of an action or proceedings by a third party against any of the Companies, then Sellers shall have the right, upon written request to Purchaser, to defend at their own expense and by their own counsel, any such matter involving the asserted liability of any of the Companies, provided that if Purchaser in good faith determines that there is reasonable probability that the third party claim adversely affects any of the Companies, Purchaser shall have the right to defend the third party claim. In that case Purchaser shall, where possible, consult with Sellers before taking any actions and shall take into account the reasonable interest of Sellers when handling the matter.

13.4	When a claim is made by Purchaser, Purchaser and the Companies shall allow Sellers and their advisors a reasonable opportunity to investigate the matter or circumstance alleged to give rise to such claim, by giving Sellers and their advisor reasonable access to all information they reasonably require.

14.	PURCHASER’S WARRANTIES

14.1	Purchaser represents and warrants to Sellers that the statements set out in Exhibit G are true as the Completion Date.

14.2	The Purchaser shall be liable to the Sellers for any and all Losses and will indemnify (vrijwaren) and hold the Sellers harmless (schadeloosstellen) against all Losses in the event of a breach of any of the Purchaser’s Warranties, without limiting or precluding any other rights or remedies which the Sellers may have under this Agreement or Law

15.	GUARANTOR’S WARRANTIES

15.1	Guarantor represents and warrants to Sellers that the statements set out in Exhibit H are true as the Completion Date and will be true on the date of the issuance of the CECO Shares.

15.2	The Guarantor shall be liable to the Sellers for any and all Losses and will indemnify (vrijwaren) and hold the Sellers harmless (schadeloosstellen) against all Losses in the event of a breach of any of the Guarantor’s Warranties, without limiting or precluding any other rights or remedies which the Sellers may have under this Agreement or Law

16.	PAYMENTS

Once a Loss is agreed by a Party (the “Indemnifying Party”) who has received a claim from one or more of the other Parties, or when such Loss is finally adjudicated to be payable pursuant to this Agreement, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non appealable adjudication by wire transfer of immediately available funds. However, if Sellers are the Indemnifying Party subject to an obligation to pay Purchaser under this Agreement they are obliged to satisfy 20% of any financial obligations in kind by transferring CECO Shares to Purchaser whereby the number of CECO Shares to be transferred will be calculated on the basis of the average closing stock price of the CECO Shares on each trading day in the 90 days prior to such transfer to Purchaser.

Furthermore, if Sellers are the Indemnifying Party subject to an obligation to pay Purchaser under this Agreement and payment is not made within the time period set forth above, Purchaser shall have the option to deduct the obligation amount from any future Earn-Out Tranche.

17.	RESTRICTIONS

17.1	In consideration of the amount of goodwill and know how which forms a substantial part of the Consideration, Mr. N.F.J.A. Pieterse, Mr. W.M. Pranger and each Seller shall not and shall procure that any of its Affiliates, directors, shareholders, subsidiaries or family members of the same household of Mr. N.F.J.A. Pieterse or Mr. W.M. Pranger, shall not during the Restricted Period:

(a)	undertake any Restricted Activity in the Restricted Area;

(b)	solicit the custom of any person or company who has within three (3) years prior to the Completion Date been a customer of any of the Companies in relation to a Restricted Activity;

(c)	induce or seek to induce any Restricted Employee to become employed whether as employee, consultant otherwise by Seller or its subsidiaries.

other than by performing activities required under the Employment Agreements or with the approval of Purchaser.

17.2	As from the Completion Date, Mr. N.F.J.A. Pieterse, Mr. W.M. Pranger and each Seller shall, and shall procure that its Affiliates shall, refrain from the use of any of the Companies’ Intellectual Property rights and Know-how.

17.3	If any of Mr. N.F.J.A. Pieterse, Mr. W.M. Pranger, the Sellers, or their Affiliates, directors, shareholders or subsidiaries breaches any of the obligations under this Clause 17, the relevant Party shall, for the benefit of Purchaser, forfeit a penalty of EUR 100,000 (hundred thousand euro) plus 5,000 (five thousand euro) for every day that the breach continues commencing on the day of the breach, without limiting or precluding the right of the Purchaser to claim from the Sellers specific performance or actual Losses which the Purchaser or the Companies have incurred. The Sellers and the Purchaser agree that this penalty is reasonable in the light of the interests of the Purchaser in relation to the non compete undertakings in this clause 17 (Restrictions).

18.	CONFIDENTIALITY

18.1	No announcement or circular in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of Purchaser or the Sellers without the prior joint written approval of Purchaser and the Sellers. This shall not affect any announcement or circular required by Law, provided that the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties before complying with such obligation, to the extent this is reasonably practicable.

18.2	Subject to Clause 18.1 and 18.3 each of the Parties shall treat as strictly confidential and not disclose or use the information contained in or received or obtained as a result of entering into this Agreement which relates to:

(a)	the provisions of this Agreement;

(b)	the negotiations relating to this Agreement;

(c)	a Party or its business activities.

18.3	Clause 18.2 shall not prohibit disclosure or use of any information to the extent:

(a)	the disclosure or use is required by Law or any recognised stock exchange on which the shares of a Party are listed;

(b)	the disclosure or use is required for the purpose of any legal proceedings arising out of this Agreement or the disclosure is made to Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)	the information is or becomes publicly available (other than as a breach of this Agreement).

19.	MISCELLANEOUS

19.1	The 2012 Accounts include a tax credit with respect to a Brazilian project (sufficiently known to Purchaser). In the event that any of the Companies after Completion would receive (a portion or all of) this tax credit, the amount so received will be for the benefit of Sellers and will be transferred to Sellers by means of an increase of the Consideration. Purchaser undertakes to use its reasonable efforts to receive this tax credit post Completion and shall inform Sellers immediately in writing if and when it receives any or all of the tax credit. In the event that the Company has to write off its intercompany loan that has been provided to Aarding do Brasil Fornecimento de Produtos TermoAcusticos Equipamentos Ltda in relation to the Brazilian activities and as a result thereof any of the Companies or Purchaser obtains a tax credit, such tax credit shall be for the benefit of Sellers and will be transferred to Sellers by means of an increase of the Consideration. Purchaser shall inform Sellers immediately in writing if and when it receives any or all of the tax credit.

19.2	Each of the Parties shall execute such documents and perform such further (legal) actions that are reasonably required to transfer the Shares to Purchaser and to give each Party the full benefit of this Agreement.

19.3	This Agreement contains the entire agreement between the parties to this Agreement relating to the subject matter of this Agreement and supersedes any previous agreement between the parties to this Agreement in relation the matters dealt with in this Agreement.

19.4	Each of the Parties may not, without the prior written approval of the other Parties, assign, grant any security interest over or otherwise transfer in whole or in part, any of its obligations under this Agreement, which approval shall not be unreasonably withheld.

19.5	No amendment to this Agreement shall be effective unless such amendment is in writing and signed by each of the Parties.

19.6	Each Party will bear its own costs in connection with the preparation and execution of this Agreement, it being understood that the costs of the Notary will be borne by Purchaser.

19.7	If any provision in this Agreement is held to be illegal or invalid in whole or in part, then: (i) this shall not affect the validity and legality of the remainder of the Agreement; and (ii) Parties shall use reasonable efforts to agree a replacement provision that is legal and valid to achieve, so far as possible, the intended effect of the illegal or invalid provision.

19.8	To the extent legally allowed, Parties hereby waive their right to rescind (ontbinden) or nullify (vernietigen) this Agreement (in whole or in part) after the Completion Date on the basis of sections 6:265 and 6:228 of the DCC.

19.9	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Parties may enter into this Agreement by signing any such counterpart.

19.10	With the execution of this Agreement, the Sellers agree that the management contracts between each Seller and the Company are hereby terminated. Sellers agree that there are no termination payments or other obligations of any kind owed to them under these management contracts.

20.	NOTICES

20.1	Any notice in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, fax, registered post or courier. A copy of the notice shall be sent by e-mail for convenience purposes.

20.2	A notice to Purchaser or Guarantor shall be sent to the following address, or to such other address as Purchaser may notify to the Sellers from time to time.

Address:	4625 Red Bank Road, Suite 200, Cincinnati OH 45227 USA
Fax:	(513) 458-2644
E-mail:	bcook@cecoenviro.com
Attention:	Benton Cook

A notice to Seller 1 shall be sent to the following address, or to such other address as Seller 1 may notify to the Purchaser and Seller 2 from time to time.

Address:	Dijkstoelstraat 12 (8043 VZ) Zwolle
Fax:
E-mail:
Attention:	Mr. N.F.J.A. Pieterse

A notice to Seller 2 shall be sent to the following address, or to such other address as Seller 2 may notify to the Purchaser and Seller 1 from time to time.

Address:	Scheg 10 (3863 VD) Nijkerk
Fax:
E-mail:
Attention:	Mr. W.M. Pranger

21.	DISPUTE RESOLUTION AND GOVERNING LAW

21.1	This Agreement, the documents to be entered into pursuant to it and any contractual and non- contractual obligations arising therefrom, shall be exclusively governed by and construed in accordance with the Laws of the Netherlands.

21.2	Except for any disputes regarding the calculation of the Cash Consideration and the Earn Out Consideration, which are to be resolved in accordance with Clause 7, all disputes arising out of or in connection with this Agreement or further agreements resulting thereof shall be settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut). The Arbitral Panel will consist of three arbitrators and the proceedings will be conducted in English (unless the Parties agree otherwise) in Amsterdam, The Netherlands. The Arbitral Panel will rule in accordance with provisions of Dutch law. Parties agree that the arbitral proceedings and the arbitral ruling will be kept confidential.

21.3	To the extent permitted by Law, all injunctions, provisional measures, requests for the preliminary hearing of witnesses shall be submitted to the exclusive jurisdiction of the District Court of Amsterdam, The Netherlands.

22.	THE NOTARY.

The Notary is in the service of Simmons & Simmons LLP, the firm that advised the Purchaser and the Guarantor in the transaction contemplated in this Agreement. With reference to the rules of professional conduct of civil law notaries (Verordening beroeps- gedragsregels) as determined by the board of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Sellers hereby agree explicitly that the Purchaser is assisted by Simmons & Simmons LLP in relation to this Agreement and any agreements that may be concluded and any disputes that may arise in connection therewith.”

23.	GUARANTY OF INDIVIDUAL OWNERS OF SELLERS.

23.1	Mr. N.F.J.A. Pieterse, individually, shall be jointly and severally liable to Purchaser for the due and punctual performance by Seller 1 of such Seller’s obligations under Clauses 10 and 11 of this Agreement, but with respect to Clause 10, only in connection with claims for breaches of Sellers Warranties under paragraphs 1 or 2.1 of Exhibit E, or fraud or wilful misconduct. Mr. W.M. Pranger, individually, shall be jointly and severally liable to Purchaser for the due and punctual performance by Seller 2 of such Seller’s obligations under Clauses 10 and 11 of this Agreement, but with respect to Clause 10, only in connection with claims for breaches of Sellers Warranties under paragraphs 1 or 2.1 of Exhibit E or fraud or wilful misconduct. The obligations of Mr. N.F.J.A.

Pieterse and Mr. W.M. Pranger (the “Individuals”) under this Clause 23 shall be continuing obligations and shall not be impaired or affected by any change in the constitution or control or the insolvency of, or any liquidation, winding up or analogous proceedings relating to either Seller. This Clause constitutes a primary obligation of each Individual.

23.2	Pursuant to a statement issued by the spouse of Mr. W. M. Pranger dated 28 February 2013, copy of which will be attached to the Transfer Deed (Schedule 1 to Exhibit C), she has granted permission to her husband Mr. W. M. Pranger in accordance with article 1:88 DCC to enter into this Agreement, in particular in view of Mr. W. M. Pranger becoming jointly and severally liable for certain obligations of Seller 2 under the Agreement.

Agreed and signed:

For and on behalf of N.F.J.A. Pieterse Beheer B.V.

/s/ N.F.J.A. Pieterse
Name: N.F.J.A. Pieterse
Title: managing director
Date: 28 February 2013

For and on behalf of W.M. Pranger Beheer B.V.

/s/ W.M. Pranger
Name: W.M. Pranger
Title: managing director
Date: 28 February 2013

For and on behalf of ATA Beheer B.V.

/s/ W.M. Pranger
Name: W.M. Pranger
Title: managing director
Date: 28 February 2013

[Signatures Continued on Following Page]

For and on behalf of CECO Environmental Corp.

/s/ Jeffrey Lang
Name: Mr. Jeffrey Lang
Title: President and Chief Executive Officer
Date: February 28, 2013

For and on behalf of CECO Environmental Netherlands B.V.

/s/ Jeffrey Lang
Name: Mr. Jeffrey Lang
Title: Managing Director
Date: February 28, 2013

/s/ Siti Strijbosch
Name: Ms. Siti Strijbosch
Title: Managing Director
Date: 28 February 2013

[Signatures Continued on Following Page]

N.F.J.A. Pieterse

/s/ N.F.J.A. Pieterse
Name: N.F.J.A. Pieterse
Date: 28 February 2013

W.M. Pranger

/s/ W.M. Pranger
Name: W.M. Pranger
Date: 28 February 2013

EXHIBIT A DEFINITIONS

“2012 Accounts” means the audited consolidated annual accounts of the Companies over the financial year 2012 attached as Schedule 3.1;

“Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, it being understood that for purposes of this definition, “control” shall mean, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise and the terms “controlled by,” “under common control with” and “controlling” shall have correlative meanings;

“Agreed Form” means in relation to any document, substantially the form of that document which has been agreed between the Parties;

“Agreement” means this share purchase agreement and the Exhibits and Schedules thereto; “Annual Target EBITDA” has the meaning set out in Clause 3.4;

“Anticorruption Laws” has the meaning set forth in clause 10 of the Sellers’ Warranties

“Bad Leaver” means a person who resigns his employment with the Company for any reason other than Disability or death, or whose employment with the Company is terminated by the Company for Cause.

“Business Day” means a day which is not a Saturday, a Sunday, or an official holiday in the Netherlands;

“Cash” means cash at bank and in hand;

“Cash Consideration” means the Initial Cash Consideration after the adjustment referred to in Clause 3.2;

“Cause” means any of the following: 1) the employee is legally dismissed by the Company for a serious cause as meant in article 7:685 of the DCC provided that such serious cause is mainly attributable to the behaviour of the employee; 2) the employee is legally dismissed by the Company for an urgent cause as meant in article 7:678 of the DCC; or 3) the employee commits any act of fraud, embezzlement, or other serious crime;

“CECO Shares” has the meaning set out in Clause 8.2;

“Clause” means a clause in this Agreement;

“Company” means ATA Beheer B.V.;

“Companies” means the Company and the Subsidiaries;

“Completion” means the performance of the actions set out in Clause 6 and Exhibit 3; “Completion Accounts” has the meaning set out in Clause 7.1;

“Completion Date” means 28 February 2013 or any other date that Parties agree upon in writing and on which Completion has taken place;

“Completion Payment” has the meaning set out in Clause 3.2; “Consideration” has the meaning set out in Clause 3.1;

“DCC” means Dutch Civil Code;

“Debt” means (i) bank and other interest bearing indebtedness (excluding intra group indebtedness of the Companies) and accrued interest in respect of these debts, and (ii) any other non-current liabilities required pursuant to Dutch GAAP to be included on a Company’s balance sheet;

“Disability” means 35% (thirty five per cent) or more disability of the employee under the Invalidity Insurance Act (WIA);

“Disclosed” or “disclosed” means all facts, matters or other information fairly disclosed in the Disclosed Information, in sufficient detail to enable a professional and experienced purchaser with the assistance of professional advisers to make a reasonably informed assessment of the facts, matters or information concerned and their nature and effect. For the avoidance of doubt, where the Disclosed Information only makes reference to a document or a particular part of a document but the document or the particular part of a document has not been part of the Due Diligence Information, the contents of such document or particular part of the document shall not be deemed to have been fairly disclosed to the Purchaser;

“Disclosed Information” means the matters disclosed in the Due Diligence Documents;

“Due Diligence Documents” means the content of the Disclosed Information which has been made available to the Purchaser and the Guarantor in the virtual data room operated by Intralinks and which has been recorded on a CD-ROM copy and an index thereof as included in Exhibit F (Due Diligence Documents). An original of the CD-ROM has been deposited with the Notary on Completion and this shall provide final proof of the content of the Disclosed Information and each Party shall receive a copy of the CD-ROM following Completion;

“Dutch GAAP” means generally accepted accounting principles in The Netherlands; “Earn Out Consideration” has the meaning set out in Clause 3.1;

“Earn Out Period” has the meaning set out in Clause 3.4;

“Earn Out Tranche” has the meaning set out in Clause 3.4;

“Employees” means all those persons who are immediately prior to Completion employed by any of the Companies;

“Employment Agreements” means the employment agreements that are to be concluded between the Company on the one and and N. F.J.A. Pieterse and W.M. Pranger on the other hand;

“Encumbrance” means any claim, charge, pledge, mortgage, lien, option, power of sale, usufruct, retention of title, right of pre-emption, right of first refusal or other third-party rights or security interest of any kind or an agreement to create any of the foregoing;

“Environmental Law” means all laws applicable to the Companies, statutes, directives, regulations, notices, decrees or orders whether of the European Community, the local country, a province, a water board or a municipality, relating to pollution, contamination, damage to third parties as a result of such pollution or contamination, and/or protection of the environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of substances including waste, including without limitation occupational health and safety matters;

Execution Copy

“Environmental Permit” means any permit, license, authorization, acceptance, consent or other approval that may be required by any Environmental Laws, and all conditions, limitations and requirements of all Environmental Permits necessary to operate in compliance with Environmental Laws;

“Exhibit” means an exhibit to the Agreement;

‘Governmental Authority’ means, any supranational governmental commission, council, directorate, court, trade agency, regulatory body or other authority, or any national government, any legislature, any political subdivision of a national government or of any state, county, province or local jurisdiction therein, or any agency or instrumentality of any such government or political subdivision to the extent it has jurisdiction;

“Group” has the meaning set forth in section 2:24b DCC:

‘Guarantee’ means any guarantee, indemnity, surety, letter of comfort or other assurance, security, right of set-off, obligation to contribute (bijdrageplicht) or undertaking, given by a person to secure or support the obligations (actual or contingent) of any other person, whether given directly, by way of counter-indemnity, or otherwise;

“Initial Cash Consideration” has the meaning set out in Clause 3.1;

‘Intellectual Property’ means trade marks, service marks, trade names, domain names, logos, patents, inventions, design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

‘Know-how’ means confidential and proprietary industrial and commercial information and techniques in any form including drawings, formulas, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

‘Law’ means any applicable statute, law, ordinance, decree, judgement, order, rule or regulation of any Governmental Authority;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any one of them or the relevant one of them, as the context requires;

“Losses” means all damage, losses, costs (including reasonable legal fees and expenses and reasonable experts’ and consultants’ fees), charges and expenses assessed in accordance with section 6:95 et seq. of the

Netherlands Civil Code, including without limitation diminution in value of the Shares but excluding loss of profit and other consequential damages;

“Material Adverse Effect” means any effect, event, occurrence, circumstance or change that, individually or together with other effects, events, occurrences, circumstances or changes, results or could reasonably be expected to result in a material adverse effect on the business, results of operations or financial condition of the Company or any of its Subsidiaries; with “material” in this case meaning involving or having an impact (whether from decrease in revenues or expenses, increase of expenses or liabilities, or otherwise) of more than EUR 250,000 (in words: two hundred fifty thousand euro);

“Material Contract” has the meaning set forth in clause 8.1 of the Sellers’ Warranties “Money Laundering Laws” has the meaning set forth in clause 10 of the Sellers’ Warranties “Notary” means a civil law notary of Simmons & Simmons LLP, or such notary’s substitute;

“Notary’s Bank Account” means the bank account of Simmons & Simmons LLP Notariaat (kwaliteitsrekening) with ABN AMRO Bank N.V. in Rotterdam, the Netherlands, 58.59.09.318 with IBAN: NL19ABNA0585909318 and BIC: ABNANL2A;

“Notary Letter” means the instruction letter to the Notary describing the funds flow at Completion, in the Agreed Form;

“Overall Target EBITDA” has the meaning set out in Clause 3.4;

“Parties” means Purchaser, the Company and the Sellers, and “Party” means any one of them or the relevant one of them, as the context requires;

“Person” means an individual, corporation, partnership, joint venture, Governmental Authority or other entity;

“Purchaser” has the meaning set out in the preamble of this Agreement;

“Representative” means any officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned;

“Restricted Area” means the entire world;

“Restricted Activity” means any activity in the thermal acoustics business or the production and sale of natural gas engineered equipment, or any other business activity that is competitive with the business activity conducted by the Companies as of the Completion Date;

Execution Copy

“Restricted Employee” means any employee who is employed by Purchaser’s Group at or following Completion and who:

(a)	is employed in a director, officer or management capacity;

(b)	has access to confidential information of the Companies; or

(c)	has participated in discussions relating to the Transaction;

“Restricted Period” means three (3) years commencing on the Completion Date, or such shorter period of time recognised by Law as being binding on the Sellers;

“Retirement Benefit Arrangement” means any arrangement providing retirement pensions, survivors pensions and/or disability pensions to participants as defined in the respective pension rules of that arrangement;

“Schedule” means a schedule to an Exhibit;

“Seller 1” has the meaning set out in the preamble of this Agreement;

“Seller 2” has the meaning set out in the preamble of this Agreement;

“Sellers” has the meaning set out in the preamble of this Agreement;

“Sellers’ knowledge” or “Sellers’ best knowledge” and any other similar statement or expression that refers to the knowledge, information, belief or awareness of the Sellers, refers to the knowledge of M. Pranger and N.F.J.A. Pieterse in their capacity as directors of the Sellers’ and the Companies and is deemed to include the knowledge which M. Pranger or N.F.J.A. Pieterse would have obtained after due and careful consideration and after having made due and careful enquiry of all Employees having knowledge of the relevant matters.

“Sellers’ Warranties” means the warranties given by the Sellers to Purchaser pursuant to Clause 10.

“Sellers’ Warranty” means any one of them or the relevant one of them, as the context requires;

“Shares” has the meaning as set out in the Preamble of this Agreement;

“Signing” means the signing of this Agreement;

“Stock Consideration” has the meaning set out in Clause 3.1;

“Subsdiaries” means Aarding Thermal Acoustics B.V., Aarding Thermal Acoustics USA Inc. and Aaarding do Brasil Fornecimento de Produtos Termo-Acusticos LTDA Equipamentos Ltda jointly;

“Target Working Capital” means €4.5 million;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset values, turnover, gross receipts, added value, imports, exports, or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including but not limited to sales and use taxes, customs duties, payroll taxes, any national insurance or social security contributions and social taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person, and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Taxation;

“Tax Return” means any return, declaration, report or information relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof;

“Tax Warranties” means Sellers’ Warranties in paragraph 14 of Schedule 3; “Transaction” has the meaning set out in the preamble of this Agreement;

“Transfer Deed” means the notarial transfer deed as attached as Schedule 1 to Exhibit C;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax levied by reference to added value, sales and/or consumption.

“Working Capital” means the sum of the total current assets (excluding Cash) minus the total current liabilities (excluding Debt), calculated on the basis of Dutch GAAP;

Agreed Form	Exhibit B-2

BANK GUARANTEE

The undersigned, [***] bank, having its corporate seat in [***] (the Netherlands), having office in [***] (the Netherlands), hereinafter called the “Bank”;

WHEREAS:

A.	N.F.J.A. Pieterse Beheer B.V. (“Debtor”), and W.M. Pranger Beheer B.V. entered into a share purchase agreement (“SPA”) with (among others) CECO Environmental Netherlands B.V. (“Beneficiary”), by virtue of which the Beneficiary purchased 20% (twenty percent) of the shares in the share capital of ATA Beheer B.V. from the Debtor and 80% (eighty percent) of the shares in the share capital of ATA Beheer B.V. from W.M. Pranger Beheer B.V.;

B.	Clause 3.12 of the SPA stipulates that the Debtor is obliged to repay part of the consideration to the Beneficiary in certain events, and needs to provide the Beneficiary with a bank guarantee with a maximum of EUR 800,000 (eight hundred thousand euro) to secure any repayment obligations of the Debtor under clause 13.2 of the SPA;

C.	the Debtor has requested the Bank to provide such security in the form of this bank guarantee (“Bank Guarantee”);

STATES THE FOLLOWING:

1.	The Bank hereby confirms that it will irrevocably be a guarantor vis-a-vis the Beneficiary for the due fulfilment by the Debtor of its financial obligations towards the Beneficiary pursuant to clause 3.12 of the SPA.

2.	At the Beneficiary’s first written and signed demand and up to the Guarantee Amount (as defined below) the Bank undertakes to pay to the Beneficiary the sum which the Beneficiary declares in writing to be due and payable by the Debtor pursuant to clause 3.12 of the SPA.

3.	A demand for payment must be sent by courier or registered mail to the Bank at the above mentioned address, attn [ ]

4.	This Bank Guarantee and the amount available hereunder shall be reduced immediately with each amount paid by the Bank under this Bank Guarantee, and will remain in force for the remaining amount.

5.	This Bank Guarantee covers a maximum amount of EUR 800,000.00 (eight hundred thousand euro) (the “Guarantee Amount”), which amount will automatically and periodically be reduced with amounts of EUR 160,000 in conformity with the scheme mentioned hereunder, unless before the relevant date Bank has received a demand for payment.

Date:	Guarantee Amount reduced to:
As of 1 March 2014	EUR 640,000
As of 1 March 2015	EUR 480,000
As of 1 March 2016	EUR 320,000
As of 1 March 2017	EUR 160,000
As of 1 March 2018	EUR 0

6.	This Bank Guarantee and all obligations of the Bank there under shall in all events expire automatically on 1 March 2018 unless the Bank prior to date has received a demand for payment and whether or not this Bank Guarantee is returned to the Bank.

7.	All notices and demands for payments under or in connection with this Bank Guarantee shall be served upon the Bank at the address stated below:

[***]

8.	This Bank Guarantee is personal to the Beneficiary and is not transferable or assignable.

9.	This Bank Guarantee shall be governed by and construed in accordance with the laws of the Netherlands and shall be subject to the exclusive jurisdiction of the court of Amsterdam, the Netherlands.

[***] bank

[Signature representative of the Bank]

Agreed Form	Exhibit B-2

BANK GUARANTEE

The undersigned, [***] bank, having its corporate seat in [***] (the Netherlands), having office in [***] (the Netherlands), hereinafter called the “Bank”;

WHEREAS:

A.	W.M. Pranger Beheer B.V. (“Debtor”) and N.F.J.A. Pieterse Beheer B.V. entered into a share purchase agreement (“SPA”) with (among others) CECO Environmental Netherlands B.V. (“Beneficiary”), by virtue of which the Beneficiary purchased 20% (twenty percent) of the shares in the share capital of ATA Beheer B.V. from N.F.J.A. Pieterse Beheer B.V. and 80% (eighty percent) of the shares in the share capital of ATA Beheer B.V. from the Debtor;

B.	Clause 3.13 of the SPA stipulates that the Debtor is obliged to repay part of the consideration to the Beneficiary in certain events, and needs to provide the Beneficiary with a bank guarantee with a maximum of EUR 3,200,000.00 (three million two hundred thousand euro) to secure any repayment obligations of the Debtor under clause 13.3 of the SPA;

C.	the Debtor has requested the Bank to provide such security in the form of this bank guarantee (“Bank Guarantee”);

STATES THE FOLLOWING:

1.	The Bank hereby confirms that it will irrevocably be a guarantor vis-a-vis the Beneficiary for the due fulfilment by the Debtor of its financial obligations towards the Beneficiary pursuant to clause 3.13 of the SPA.

2.	At the Beneficiary’s first written and signed demand and up to the Guarantee Amount (as defined below) the Bank undertakes to pay to the Beneficiary the sum which the Beneficiary declares in writing to be due and payable by the Debtor pursuant to clause 3.12 of the SPA.

3.	A demand for payment must be sent by courier or registered mail to the Bank at the above mentioned address, attn [ ]

4.	This Bank Guarantee and the amount available hereunder shall be reduced immediately with each amount paid by the Bank under this Bank Guarantee, and will remain in force for the remaining amount.

5.	This Bank Guarantee covers a maximum amount of EUR 3,200,000 (three million two hundred thousand euro), (the “Guarantee Amount”) which amount will automatically and periodically be reduced with amounts of EUR 640,000 in conformity with the scheme mentioned hereunder, unless before the relevant date Bank has received a demand for payment.

Date:	Guarantee Amount reduced to:
As of 1 Marc 2014	EUR 2.560,000
As of 1 March 2015	EUR 1,920,000
As of 1 March 2016	EUR 1,280,000
As of 1 March 2017	EUR 640,000
As of 1 March 2018	EUR 0

6.	This Bank Guarantee and all obligations of the Bank there under shall in all events expire automatically on 1 March 2018 unless the Bank prior to date has received a demand for payment and whether or not this Bank Guarantee is returned to the Bank.

7.	All notices and demands for payments under or in connection with this Bank Guarantee shall be served upon the Bank at the address stated below:

[***]

8.	This Bank Guarantee is personal to the Beneficiary and is not transferable or assignable.

9.	This Bank Guarantee shall be governed by and construed in accordance with the laws of the Netherlands and shall be subject to the exclusive jurisdiction of the court of Amsterdam, the Netherlands.[***] bank

[Signature representative of the Bank]

Date: [***]

EXHIBIT C COMPLETION OBLIGATIONS

1.	GENERAL OBLIGATIONS

1.1	Parties will provide and will ask the Notary to provide the confirmations indicated in the Notary Letter.

1.2	Parties shall confirm in writing that the conditions precedent mentioned in Clause 4 have been satisfied.

1.3	The Company, N.F.J.A. Pieterse and W.M. Pranger will sign the Employment Agreements.

1.4	Parties shall sign the Restricted Stock Agreement in the form and substance attached as Exhibit D.

2.	TRANSFER OF THE SHARES

2.1	At Completion the Sellers shall transfer the Shares to Purchaser, Purchaser shall accept the transfer, and the Sellers shall procure that the Company shall acknowledge the transfer, the foregoing to be effected by execution by the Sellers, Purchaser and the Company, before the Notary, of a notarial deed of transfer substantially in the form attached as Schedule 1.

2.2	Further obligations in addition to the transfer of the Shares The Sellers shall deliver to Purchaser the following:

(a)	the written resignations of each of the persons named in paragraph 4 below from the office or position specified in paragraph 4 below to take effect upon Completion;

(b)	in each case where the said information is not in the possession of Purchaser, the corporate books and records, including its shareholders’ register and all other books and records required to be kept by Law, all to the extent under the control of the Company;

(c)	(c) evidence as to:the acceptance by the shareholders of the Company of the resignations referred to in paragraph 4;

3.	RELEASE OF FUNDS

Parties shall instruct the Notary to release the funds on its third party account in accordance with the fund flow letter attached as Schedule 2, by signing this letter.

4.	RESIGNATIONS

W.M. Pranger Beheer B.V. will resign as statutory director of the Company as per Completion and W.M. Pranger and Jeff Lang will be appointed as statutory directors of the Company as per Completion.

Exhibit D

Form of Restricted Stock Agreements

[Date]

CECO Environmental Corp.

Ladies and Gentlemen:

N.F.J.A. Pieterse Beheer B.V. (“N.F.J.A.”), a shareholder of ATA Beheer B.V. (“ATA”), will receive certain shares of restricted common stock (such shares, the “Parent Stock”) of CECO Environmental Corp., a Delaware corporation (“Parent”). N.F.J.A. is acquiring the Parent Stock as partial consideration for the sale of its shares in ATA to CECO Environmental Netherlands B.V. (“Purchaser”) pursuant to the Share Purchase Agreement dated as of the date hereof between N.F.J.A., W.M. Pranger Beheer B.V., Purchaser and Parent (the “Purchase Agreement”).

N.F.J.A. is acquiring the portion of the Purchase Price comprised of Parent Stock only for its own account and not on behalf of any other person, and only for the purpose of holding for investment and not with a view to any further distribution thereof.

N.F.J.A. acknowledges that, in reliance upon the representations and warranties contained in this Agreement, neither the offering nor the sale and transfer of the Parent Stock to it has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Parent Stock is being offered and sold pursuant to limited exemptions provided in the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws. N.F.J.A. understands that no governmental agency has recommended or endorsed the Parent Stock or made any finding or determination relating to the fairness for investment of the Parent Stock. N.F.J.A. was not offered or sold the Parent Stock, directly or indirectly, by means of any form of general solicitation or general advertising, including, without limitation, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

N.F.J.A. acknowledges that the Parent Stock constitutes restricted stock under the Securities Act, and may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to exemptions from registration under the Securities Act, the rules and regulations promulgated thereunder, and applicable state securities laws.

N.F.J.A. acknowledges that the Parent Stock is being issued to it pursuant to an exemption from registration under Section 4(2) of the Securities Act and contains a legend restricting transfer as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR (III) WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

N.F.J.A. also understands that it will be responsible for payment of any fees or commissions in connection with the sale by it of the Parent Stock and its own compliance with the Securities Act or other applicable laws.

N.F.J.A. agrees not to sell the Parent Stock until:

(i) as to 50% of the Parent Stock, on the first anniversary of the date hereof; and

(ii) as to the remaining 50% of the Parent Stock, on the second anniversary of the date hereof.

At any time after these dates, N.F.J.A. must provide Parent with at least 5 days written notice (the “Stockholder Notice”) of any intent to sell any of the Parent Stock (the “Applicable Shares”). Further, Parent will have the right, but not the obligation, to notify N.F.J.A. in writing (the “Election Notice”) of its irrevocable election to purchase, within 5 days of receipt of the Stockholder Notice, all, but not less than all, Applicable Shares relating to such Shareholder Notice at a price per share equal to the closing price of the Parent Stock on NASDAQ (or other U.S. securities exchange that constitutes the principal trading market for Parent Stock) on the date of the Stockholder Notice. Parent will transfer such purchase amount to N.F.J.A. within 2 business days from the date the Election Notice was delivered to N.F.J.A. In the case of any Stockholder Notice, if Parent does not deliver an Election Notice with respect to all Applicable Shares relating to such Stockholder Notice within 5 days of receipt of such Stockholder Notice, N.F.J.A. may transfer such Applicable Shares to any person at any time thereafter without a further need to provide with the provisions of this paragraph.

Notwithstanding the foregoing, beginning on the date which is 15 months after the date of this letter (except with respect to transfers described in subclauses (v) and (vi) below, which transfers will be permitted beginning on the date hereof), N.F.J.A. may transfer the Parent Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust or similar entity for the direct or indirect benefit of the shareholders of N.F.J.A. or the immediate family of such shareholders, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) (A) to a corporation, partnership, limited liability company, private company with limited liability (besloten vennootschap), public company with limited liability (naamloze vennootschap), joint fund (fonds voor gemene rekening), exempt investment company (vrijgestelde belegginsinstelling), trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of

N.F.J.A., or (B) as part of a distribution without consideration by N.F.J.A. to its stockholders, partners, members, or other equity holders, provided that in the case of any transfer contemplated in (A) or (B) above, it shall be a condition to the transfer that each transferee executes an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this agreement and there shall be no further transfer of such capital stock except in accordance with this agreement, (iv) by will or intestate succession upon the death of the shareholders of N.F.J.A., provided that the transferee agrees to be bound in writing by the restrictions set forth herein, (v) to a third party or group of third parties in connection with any tender offer for Parent Stock or any acquisition, sale or merger of Parent or (vi) to any person if the Company is no longer listed on The Nasdaq Stock Market LLC or other U.S. securities exchange. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. For the avoidance of doubt, the restrictions contained in this agreement do not apply to shares of common stock of the Parent (i) acquired after the date of this agreement in open market transactions, (ii) received after the date of this agreement as stock dividends on the Parent Stock or other shares of common stock of the Parent or (iii) acquired after the date of this agreement through the exercise of stock options or similar rights.

N.F.J.A. acknowledges that it understands the requirements hereof and limitations imposed upon the distribution, sale, transfer or other disposition of Parent Stock received by it pursuant to the Purchase Agreement.

[Signature page follows]

Very truly yours,

N.F.J.A. Pieterse Beheer B.V.

By:
Title:
Stock Owned:

Accepted this        day of        2013 by

CECO Environmental Corp.

By:
Name:
Title:

[Date]

CECO Environmental Corp.

Ladies and Gentlemen:

W.M. Pranger Beheer B.V. (“W.M.P.”), a shareholder of ATA Beheer B.V. (“ATA”), will receive certain shares of restricted common stock (such shares, the “Parent Stock”) of CECO Environmental Corp., a Delaware corporation (“Parent”). W.M.P. is acquiring the Parent Stock as partial consideration for the sale of its shares in ATA to CECO Environmental Netherlands B.V. (“Purchaser”) pursuant to the Share Purchase Agreement dated as of the date hereof between W.M.P., N.F.J.A. Pieterse Beheer B.V., Purchaser and Parent (the “Purchase Agreement”).

W.M.P. is acquiring the portion of the Purchase Price comprised of Parent Stock only for its own account and not on behalf of any other person, and only for the purpose of holding for investment and not with a view to any further distribution thereof.

W.M.P. acknowledges that, in reliance upon the representations and warranties contained in this Agreement, neither the offering nor the sale and transfer of the Parent Stock to it has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Parent Stock is being offered and sold pursuant to limited exemptions provided in the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws. W.M.P. understands that no governmental agency has recommended or endorsed the Parent Stock or made any finding or determination relating to the fairness for investment of the Parent Stock. W.M.P. was not offered or sold the Parent Stock, directly or indirectly, by means of any form of general solicitation or general advertising, including, without limitation, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

W.M.P. acknowledges that the Parent Stock constitutes restricted stock under the Securities Act, and may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to exemptions from registration under the Securities Act, the rules and regulations promulgated thereunder, and applicable state securities laws.

W.M.P. acknowledges that the Parent Stock is being issued to it pursuant to an exemption from registration under Section 4(2) of the Securities Act and contains a legend restricting transfer as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, (II)

PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR (III) WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

W.M.P. also understands that it will be responsible for payment of any fees or commissions in connection with the sale by it of the Parent Stock and its own compliance with the Securities Act or other applicable laws.

W.M.P. agrees not to sell the Parent Stock until:

(i)	as to 41.66% of the Parent Stock, on the first anniversary of the date hereof;

(ii)	as to an additional 41.66% of the Parent Stock, on the second anniversary of the date hereof; and

(iii)	as to the remaining 16.68% of the Parent Stock, on the third anniversary of the date hereof.

At any time after these dates, W.M.P. must provide Parent with at least 5 days written notice (the “Stockholder Notice”) of any intent to sell any of the Parent Stock (the “Applicable Shares”). Further, Parent will have the right, but not the obligation, to notify W.M.P. in writing (the “Election Notice”) of its irrevocable election to purchase, within 5 days of receipt of the Stockholder Notice, all, but not less than all, Applicable Shares relating to such Shareholder Notice at a price per share equal to the closing price of the Parent Stock on NASDAQ (or other U.S. securities exchange that constitutes the principal trading market for Parent Stock) on the date of the Stockholder Notice. Parent will transfer such purchase amount to W.M.P. within 2 business days from the date the Election Notice was delivered to W.M.P. In the case of any Stockholder Notice, if Parent does not deliver an Election Notice with respect to all Applicable Shares relating to such Stockholder Notice within 5 days of receipt of such Stockholder Notice, W.M.P. may transfer such Applicable Shares to any person at any time thereafter without a further need to provide with the provisions of this paragraph.

Notwithstanding the foregoing, W.M.P. may transfer the Parent Stock beginning on the date which is 15 months after the date of this letter (except with respect to transfers described in subclauses (v) and (vi) below, which transfers will be permitted beginning on the date hereof), (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust or similar entity for the direct or indirect benefit of the shareholders of W.M.P. or the immediate family of such shareholders, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) (A) to a corporation, partnership, limited liability company, private company with limited liability (besloten vennootschap), public company with limited liability (naamloze vennootschap), joint fund (fonds voor gemene rekening), exempt investment company (vrijgestelde belegginsinstelling), trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of W.M.P., or (B) as part of a distribution without consideration by W.M.P. to its stockholders, partners, members, or other equity holders, provided that in the case of any transfer contemplated in (A) or (B) above,

it shall be a condition to the transfer that each transferee executes an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this agreement and there shall be no further transfer of such capital stock except in accordance with this agreement, (iv) by will or intestate succession upon the death of the shareholders of W.M.P., provided that the transferee agrees to be bound in writing by the restrictions set forth herein, (v) to a third party or group of third parties in connection with any tender offer for Parent Stock or any acquisition, sale or merger of Parent or (vi) to any person if the Company is no longer listed on The Nasdaq Stock Market LLC or other U.S. securities exchange. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. For the avoidance of doubt, the restrictions contained in this agreement do not apply to shares of common stock of the Parent (i) acquired after the date of this agreement in open market transactions, (ii) received after the date of this agreement as stock dividends on the Parent Stock or other shares of common stock of the Parent or (iii) acquired after the date of this agreement through the exercise of stock options or similar rights.

W.M.P. acknowledges that it understands the requirements hereof and limitations imposed upon the distribution, sale, transfer or other disposition of Parent Stock received by it pursuant to the Purchase Agreement.

[Signature page follows]

Very truly yours,

W.M. Pranger Beheer B.V.

By:
Title:
Stock Owned:

Accepted this             day of         2013 by

CECO Environmental Corp.

By:
Name:
Title:

EXHIBIT E SELLERS’ WARRANTIES

1.	INCORPORATION, AUTHORITY

1.1	Each of the Companies validly exist and has been duly incorporated under the laws of the various applicable jurisdiction, and has all requisite power to carry out its business as presently conducted.

1.2	Each of the Sellers has the full power and authority to enter into and perform this Agreement and any other documents to be executed by the Sellers pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on the Sellers, in accordance with their respective terms.

2.	CORPORATE INFORMATION

2.1	The Shares

(a)	Each of the Sellers is the sole legal and beneficial owner of the Shares sold by it in terms of this Agreement.

(b)	The Company together with the Subsidiaries are the sole legal and beneficial owner of all the shares of the Subsidiaries (the “Subsidiary Shares”).

(c)	In respect of the Company, the Shares comprise all of the issued share capital of the Company and have been properly and validly issued and are each fully paid up.

(d)	In respect of the Subsidiaries, the Subsidiary Shares comprise all of the issued share capital of the Subsidiaries and have been properly and validly issued and are each fully paid up.

(e)	No person has the right, or has claimed to have the right, (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any of the Companies under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(f)	There are no Encumbrances on any of the Shares or the Subsidiary Shares.

(g)	There have been no depositary receipts of shares (certificaten van aandelen) of the Shares or of the Subsidiaries Shares issued which are still outstanding. The Sellers are the sole and exclusive legal and beneficial owners of the Shares and (indirectly of) the Subsidiaries Shares as set forth in the recitals of the main body of the Agreement.

2.2	Constitutional documents, corporate registers and minute books

(a)	The constitutional documents of the Companies that were part of the Due Diligence Information are true and accurate copies of the constitutional documents of the Companies and there have not been and are not any breaches by any of the Companies of its constitutional documents which will have a Material Adverse Effect on their business activities.

(b)	The registers and minute books required to be maintained by the Companies under the Law:

(i)	are up-to-date;

(ii)	have been maintained in accordance with the Law; and

(iii)	contain proper records of all matters required to be dealt with in such books and records, in each case in all material respects.

(c)	All such registers and books are in the possession, or under the control, of the Companies.

(d)	All material filings, publications, registrations and other formalities required by Law to be delivered or made by the Companies to company registries in each relevant jurisdiction have been delivered or made on a timely basis.

2.3	No decision has been taken to amend the articles of association or other constitutional documents of any of the Companies or the Subsidiaries.

3.	2012 ACCOUNTS

3.1	The 2012 Accounts, attached as Schedule 3.1, have been prepared in accordance with Dutch GAAP. On that basis, the 2012 Accounts give an accurate view of the state of affairs, the assets and liabilities, and the profits and losses of the Companies on a consolidated basis for the year ended on the accounts date of the 2012 Accounts. The Completion Accounts have been prepared in accordance with Dutch GAAP and give an accurate view of the state of affairs and assets and liabilities of the Companies on a consolidated basis as of the Completion Date.

3.2	All accounts receivable of the Companies (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Completion Date, the Accounts Receivable are or will be as of the Completion Date current and collectible net of the respective reserves shown in the 2012 Accounts or the Completion Accounts. To Sellers’ knowledge, there is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.3	All inventory of the Companies, whether or not reflected in the 2012 Accounts consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the 2012 Accounts or the Completion Accounts.

4.	GUARANTEES

Other than in the ordinary course of business and set forth on Schedule 4, there is no outstanding guarantee, indemnity, surety ship or security given:

(a)	by any of the Companies; or

(b)	to the detriment of any of the Companies.

5.	ASSETS

5.1	Properties

(a)	At the Completion Date, the Companies do not own, lease or have any other interest in real property other than the leased real property on: (i)the Industrieweg 59 and 61 in Nunspeet, The Netherlands; (ii) 21 Bukit, Batok Crescent, Wcega Tower # 12-79 Signapore (zip 658065); (iii) 2140 Eastman Avenue, Suite # 207, Ventura, CA United States of America (zip 93003) (the “Business Premises”).

(b)	There is no outstanding written notice or dispute involving the Companies and any bona fide third party as to the ownership, occupation or use of the Business Premises.

(c)	There is no outstanding written notice or dispute as to any contravention of the relevant planning or zoning legislation or regulations in relation to the Business Premises.

5.2	Leases

With respect to the Business Premises:

(a)	details of the lessor, lease period, address, (floor) area, monthly rental, and purpose, together with a copy of the relevant lease agreement, are set forth on Schedule 5.2;

(b)	there is no subsisting breach of any covenant, condition or agreement contained in the lease with respect to the Business Premises, on the part of the relevant lessor.

5.3	Properties subject to third-party leases and other agreements As at Completion, the Business Premises are not subject to any lease or other agreement relating to its occupation or use, including use of the business address of the Companies as registration address, for the benefit of any person other than the Companies.

5.4	Ownership of assets

Each of those assets which are used by the Companies other than the Business Premises, the Intellectual Property and any assets disposed of or realised in the ordinary course of business:

(a)	are legally and beneficially owned by any of the Companies, except for assets which are subject to hire-purchase or lease arrangements;

(b)	are, where capable of possession, in the possession or under the control of any of the Companies; and

(c)	are free from Encumbrances, except for the Encumbrances that have been provided to the ING bank according to the credit facility agreement that was part of the Due Diligence Documents.

5.5	Plant and machinery and other fixed assets

The plant and machinery, vehicles and other equipment owned or used by any of the Companies as at the Completion Date are in satisfactory working order having regard to their age and use, have been adequately maintained where such maintenance is usually required and are not obsolete.

5.6	Sufficiency of assets

The rights and assets owned, leased or otherwise used by the Companies comprise all the rights and assets necessary for the carrying on of the operations of the Companies substantially in the manner in, and to the extent to, which they are conducted as at Completion.

6.	INTELLECTUAL PROPERTY

6.1	All Intellectual Property relevant for the business of the Companies is (or where appropriate in the case of pending applications, will upon registration be) legally owned by, licensed to or used under the authority of the owner by the Companies. Brief details of all such licences and authorities (excluding any shrink-wrap licences for computer software) are set forth on Schedule 6.1.

6.2	The Intellectual Property relevant for the business of the Companies and all pending applications therefore are:

(a)	to the best of Sellers’ knowledge not being infringed or opposed by any person; and

(b)	not licensed to a third party.

6.3	The Intellectual Property as currently or formerly owned, licensed or used by the Companies, and the conduct of its business as currently and formerly conducted have not and do not infringe, violate or misappropriate the Intellectual Property of any person. Neither Sellers nor the Companies have received any communication, and no action has been instituted, settled or, to the knowledge of the Sellers or the Companies, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding governmental order.

7.	INFORMATION TECHNOLOGY

In the twelve (12) months prior to the Completion Date, there have been no failures or breakdowns of any computer hardware or software, or other computer or communication systems, used or licensed exclusively in relation to the operations of the Companies, which have had or are expected to have a Material Adverse Effect on these operations.

8.	CONTRACTS AND OTHER AGREEMENTS

8.1	Contracts

Schedule 8.1 lists each of the following contracts of the Companies:

(a)	all contracts with customers involving greater than € 50,000, which are not yet completed and which call for future performance by the Companies (excluding contracts with customers where the only future performance that is called for is pursuant to the warranty provisions thereof);

(b)	all contracts with customers where the customer has made a warranty claim that has not as of the Closing Date been resolved to the satisfaction of the customer;

(c)	all Contracts that require the Companies to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(d)	all Contracts that provide for the assumption by any of the Companies of any Tax, Environmental or other Liability of any Person;

(e)	all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(f)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts to which any of the Companies is a party, in each case to the extent that such contract involves greater than € 50,000;

(g)	except for contracts relating to trade receivables, all contracts relating to indebtedness (including, without limitation, guarantees) of the Companies;

(h)	all contracts with any Governmental Authority to which any of the Companies is a party;

(i)	all contracts that limit or purport to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time or impose any limitation upon the Companies’ right to solicit any Person;

(j)	any contracts to which the Companies is a party that provide for any joint venture, partnership or similar arrangement by the Companies;

(k)	all contracts between or among the Companies on the one hand and Seller or any Affiliate of Seller (other than the Companies) on the other hand;

(l)	all agreements providing for indemnification by the Companies of any officer, director, Employee, or agent of the Companies; and

(m)	all employment agreements to which any of the Companies are a party.

The contracts required to be listed in Schedule 8.1 are hereinafter jointly referred to as “Material Contracts”.

8.2	Material Contracts

Each Material Contract is valid and binding on the Companies in accordance with its terms and is in full force and effect. None of the Companies or, to any Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth on Schedule 8.2, the transactions contemplated by the Agreement do not require the consent of any counterparty under any of the Companies’ contracts with their top 10 customers (in terms of 2012 revenue) (the “Top 10 Business Contracts”), and will not trigger any breach or default on the part of a Company, any right of termination, or any other material change under any Top 10 Business Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser via the electronic data room set up by the Company.

8.3	Existing agreements between the Sellers and any of the Companies

Except as disclosed on Schedule 8.3, no agreements and/or arrangements between any of the Sellers or Affiliates on the one hand and any of the Companies on the other hand exist, and there are no outstanding payables and receivables between any of the Sellers or Affiliates on the one hand and any of the Companies on the other hand.

8.4	Compliance with agreements

Except as would not be reasonably expected to result in a Material Adverse Effect, all the contracts as at Completion to which any of the Companies is a party are valid and contain binding obligations of the parties thereto and the terms thereof have been complied with in all material respects by the Companies and, to the Sellers’ best knowledge, by any other party to such contracts. No written notice of termination or of intention to terminate has been received in respect of any Material Contracts.

9.	EMPLOYEES AND EMPLOYEE BENEFITS

9.1	Employees and terms of employment

(a)	Schedule 9 hereto contains details with respect to:the total number of individuals employed by the Companies as at close of business on the Business Day immediately preceding the Completion Date; and

(i)	all collective agreements affecting the terms of employment of any Employee.

(b)	Schedule 9 hereto contains details of the formal employer, salary and other benefits, period of continuous employment and location of each Employee as at close of business on the Business Day immediately preceding the Completion Date.

(c)	No representative body or organ for the Employees is in place at any of the Companies and it is not prescribed by any Law to have such body installed.

9.2	Termination of employment

(a)	The Companies have, during a period of one year prior to Completion, not received any written notice of resignation from any Employee.

(b)	The Companies have, during a period of one year prior to Completion, not received any written notice of termination of any of the contracts entered into with the independent contractors.

(c)	Save as provided for in the Completion Accounts, no liability which remains to be discharged has been incurred by any of the Companies for:

(i)	breach of any contract of employment with any Employee; or

(ii)	breach of any statutory employment right.

(d)	Save as provided for in the Completion Accounts, in the last twelve (12) months the Companies have not made or agreed to make any payment or agreed to provide any benefit to any Employee or former employee (it being understood that a former independent contractor also qualifies as a former employee) employed by it or to any dependant of such Employee or former employee, in connection with the actual or proposed termination or suspension of employment of any such Employee or former employee.

9.3	Disputes

Currently, there is no dispute between any of the Companies and any of its Employees or former employees (it being understood that a former independent contractor also qualifies as a former employee), nor is there, as far as any of the Sellers is aware, any fact or circumstance that may result in any such dispute.

9.4	Pensions and salary obligations

(a)	There are no arrears in the payment of salary, benefits or other financial obligations to or in respect of an Employee.

(b)	Except from any ordinary increases or an increase on the basis of the applicable employment contract, no Employee has been promised any guaranteed increase in salaries and/or fringe benefits and there is no agreement with any Employee to increase his or her salary and/or fringe benefits at a date in the future.

9.5	Bonus and other profit-related schemes

The documents disclosed in the Due Diligence Documents contain all relevant details of the rules and other documentation relating to all share incentive, share options, profit-sharing, bonus and other incentive arrangements in respect of the Employees.

9.6	Illness

(a)	Except as set forth on Schedule 9.6a, no Employee is or was, due to illness, injury or other disability, unable to work (arbeidsongeschikt), or absent from work, for a period of more than two (2) consecutive months.

(b)	No Employee or former Employee has suffered an illness, injury or other disability in the performance of his duties/activities that has resulted or may result in a claim against any of the Companies.

9.7	Retirement Benefit Arrangements

(a)	The documents disclosed in the Disclosed Information contain details of all Retirement Benefit Arrangements, applicable to the Employees, and are the only Retirement Benefit Arrangements. There are no obligations (whatsoever and irrespective whether towards Employees, former employees (it being understood that a former independent contractor also qualifies as a former employee) or spouses or dependants, etc,) to provide retirement, death and/or disability benefits other than as disclosed in the Due Diligence Information.

(b)	The Retirement Benefit Arrangements have correctly been administered and insured in compliance with their terms and with the Law and government Taxation or funding requirements in all material respects and all Employees and former employees (it being understood that a former independent contractor also qualifies as a former employee) eligible under the terms of the Retirement Benefit Arrangements have at all times been registered on due terms for participation to these plans.

(c)	All contributions payable in relation to the Retirement Benefit Arrangements, have at all times been fully paid or are fully provided for in the Completion Accounts to enable the Companies to meet all of its obligations for present liabilities, whether actual, contingent or latent, conditional or unconditional, in respect of these plans and related to (termination of) employment up to the Completion Date.

(d)	The Companies have at all times complied in all material respects with the relevant labour laws including, but not limited to, social security regulations, pension laws, EU-directives and implementing regulations, income tax regulations and health and safety regulations, applicable thereto from time to time.

10.	LEGAL COMPLIANCE

10.1	Licences and consents

All licences, permits, consents, authorisations, certificates and registrations material to the operations of the Companies as carried on at Completion have been obtained, are in force and are being complied with in all material respects. The Sellers are not aware of any reason why any of them will be suspended or revoked. Under Dutch law Sellers do not require consent from or have to give notice to any governmental body in connection with the transactions contemplated by the Agreement.10.2 Compliance with Law

(a)	The Companies are conducting their business activities in material compliance with Law, as at Completion, in each country in which their operations are carried on. For clarity, this warranty does not relate to Anticorruption Laws, which are addressed by Clause 10.3.

(b)	There is no investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any of the Companies.

(c)	The Companies have not received any written notice during the past twenty-four (24) months prior to Completion from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any Law or requiring them to take or omit any action which in any case would have a Material Adverse Effect on their operations as at Completion.

10.3	Corruption and Proceeds of Crime.

(a)	Except as set forth in Schedule 10.3(a), none of the Companies has to Sellers’ knowledge taken any action (and, to Sellers’ knowledge, no related person or agent or representative of the Companies, in the conduct of activities authorized by or taken on behalf of or at the direction of the Companies, has taken any action) that violates in any material respect: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption (or similar) laws, statutes, rules or ordinances applicable to the Companies (collectively, together with the FCPA, the “Anticorruption Laws”). To Sellers’ knowledge none of the Companies has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign governmental official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a foreign governmental official or other person, including a decision to fail to perform official functions, (ii) inducing any foreign governmental official or other person to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any foreign governmental official to use influence with any Governmental Authority in order to assist the Companies in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage. To Sellers’ knowledge, no related person or agent or representative of the Companies, in the conduct of activities authorized by or taken on behalf of or at the direction of the Companies, has taken any action described in the previous sentence. Except as set forth in Schedule 10.3(a), to the knowledge of the Sellers, none of the related persons, agents or representatives of the Companies, is a current government official, political party official or candidate for public office or is affiliated with any such official or candidate.

(b)	To Seller’s knowledge no proceeding by or before any Governmental Authority (excluding any investigation by a Governmental Authority) involving the Companies, or to the knowledge of the Sellers or the Companies, any of their related persons, distributors, agents or intermediaries, with respect to any of the Anticorruption Laws is pending or, to the knowledge of the Sellers, threatened in writing. To the knowledge of the Sellers, neither the Companies, nor any of their related persons are under investigation by a Governmental Authority for alleged violations of any of the Anticorruption Laws. No material civil or criminal penalties have been imposed on the Companies with respect to violations of any of the Anticorruption Laws, nor, except as set forth in Schedule 10.3(b), have any disclosures been submitted since January 1, 2008 to the U.S. Government or any other Governmental Authority by the Companies with respect to violations of any Anticorruption Laws. Except as set forth in Schedule 10.3(b), there are no internal investigations being conducted by the Companies with respect to any potential violations of any of the Anticorruption Laws or, to the knowledge of the Sellers, any allegations by employees or others of any such violations.

(c)	to Sellers’ knowledge the operations of the Companies are, and have been conducted at all times, in compliance, in all material respects, with applicable money laundering statutes ( the “Money Laundering Laws”). No proceeding against the Companies under any Money Laundering Laws is pending or, to the knowledge of the Sellers, threatened in writing.

10.4	Trade Controls and U.S. Sanctions.

Except as set forth in Schedule 10.4, neither the Companies nor, to Sellers’ knowledge, any of their Related Persons or any of their agents or representatives, in the conduct of activities authorized by or taken on behalf of or at the direction has taken any action that would violate, in any material respect, any applicable U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any applicable U.S. trade controls administered by the Bureau of Industry and Security of the U.S. Commerce Department. None of the Companies or Sellers (i) is a person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or (ii) engages in any dealings or transactions with any such person. No proceeding against the Companies with respect to OFAC is pending or threatened in writing. The Companies have at all times been in compliance with all applicable legal requirements relating to export control and trade embargoes. Other than set forth in Schedule 10.4, no product sold or service provided by Companies during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Burma/Myanmar, Cuba, Iran, North Korea, Sudan or Syria.

11.	LITIGATION

11.1	Except as set forth on Schedule 11.1, the Companies are not involved, whether as claimant or defendant or other party, in any claim, proceeding, litigation, prosecution, investigation, inquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business).

11.2	So far as any of the Sellers is aware, no such claim, proceeding, litigation, prosecution, investigation, inquiry or arbitration of material importance to the operations of the Companies is threatened against (any of) the Companies.

12.	INSURANCE

12.1	A summary of insurances in place at the Companies as at the Completion Date is set forth on Schedule 12.1.

12.2	In respect of the insurances referred to in paragraph 12.1 all premiums have been duly paid to date and the Companies have not received any notification that such insurances are not valid or enforceable.

13.	PRODUCTS

During the twenty-four (24) month period prior to the Completion Date, no individual claims have been made against (any of) the Companies in respect of any products which have been manufactured or sold by them.

14.	TAX

14.1	The Companies have paid all Taxes that are formally due and payable (formeel verschuldigd).

14.2	The Companies have duly, and within any appropriate time limits (including extensions of filing periods), made all Tax Returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities in accordance with the relevant prevailing tax laws applying to the Companies and their business and have maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects.

14.3	The Companies are not involved in any current dispute with any Tax Authority. The Companies have in the last three (3) years not been the subject of any investigation, audit or non-routine visit by any Tax Authority.

14.4	All transactions between the Companies and the Sellers and between the Companies and a related company as mentioned in article 8b of the Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969), have been and are on fully arm’s length terms.

14.5	The Companies have not been involved in a business merger, share-for-share merger, legal merger or legal demerger (split).

15.	UNDISCLOSED LIABILITIES

There are no known debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise of the Companies of a nature required by Dutch GAAP to be reflected or reserved against on a balance sheet, except those which are reflected or reserved against in the 2012 Accounts or the Completion Accounts.

16	EVENTS SINCE THE ACCOUNTS DATE OF THE 2012 ACCOUNTS

16.1	Since the respective accounts date of the 2012 Accounts there has been no material adverse change in the financial position of the Companies.

16.2	Since the respective accounts date of the 2012 Accounts the operations of the Companies have been carried on as a going concern in the ordinary course without any material interruption or material alteration in its nature, scope or manner.

17.	DISCLOSURE OF INFORMATION

17.1	The Disclosed Information is true and accurate in all material respects and none of the Sellers is aware of any facts, circumstances or information relating to the Companies which have not been included in the Disclosed Information and which would be material to a reasonably acting purchaser for valuing the Shares.

18.	EXISTENCE

18.1	The Companies validly exists and are legal entities duly incorporated or organised..

18.2	The Companies are not insolvent under applicable Law or unable to pay its debts as they fall due.

18.3	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any of the Companies and, so far as any of the Sellers is aware, no events have occurred which, under any Law, would justify such proceedings.

18.4	No steps have been taken to enforce any security or security right over any assets of any of the Companies and no event has occurred to give the right to enforce such security.

19.	RELEASE OF GUARANTEES

As at Completion, the Companies have not given or assumed any Guarantees, nor are there any Guarantees binding upon the Companies in relation to any Liability of the Sellers or any of Sellers’ Affiliates.

20.	ENVIRONMENTAL MATTERS

20.1	The Companies are currently and have been at all times in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Completion Date.

20.2	The Companies have obtained and are in material compliance with all Environmental Permits necessary for the lease, operation or use of the business or assets of the Companies and all such Environmental Permits are in full force and effect and have been maintained in full force and effect by the Companies through the Completion Date in accordance with Environmental Law. Neither the Companies nor any Seller has knowledge of any condition, event or circumstance that might prevent or impede, after the Completion Date, the ownership, lease, operation or use of the business or assets of the Companies as currently carried out.

20.3	The Companies do not own any real estate and have not at any time owned any real estate. Other than mentioned in Schedule 20.3 there has been no Release of Hazardous Materials giving rise to liability pursuant to or in contravention of Environmental Law with respect to the business or assets of the Companies or any real property currently or formerly owned, operated or leased by the Companies, and neither the Companies nor any Seller has received a notice that any real property currently or formerly owned, operated or leased in connection with the business of the Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Companies.

20.4	Neither Sellers nor the Companies have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

20.5	Sellers have provided or otherwise made available to Purchaser and listed in Schedule 20.5: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly operated or leased property which are in the possession or control of Sellers or the Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

20.6	Except as listed in Schedule 20.6, the Companies have never operated any aboveground or underground storage tanks and have no active or inactive (including abandoned) aboveground or underground storage tanks on their leased premises.

20.7	Neither Seller nor the Companies has received any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Companies.

21.	BROKERS.

Except as set forth in Schedule 21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Sellers or the Companies, and all obligations to any such person will be the responsibility of Sellers and paid by Sellers.

EXHIBIT G PURCHASER’S WARRANTIES

Purchaser represents and warrants to Sellers that:

(a)	It is a corporation that is duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize the execution and performance thereof;

(b)	It is not insolvent or unable to pay its debts as they fall due.

(c)	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning Purchaser and so far as Purchaser is aware, no events have occurred which, under any Law, would justify such proceedings.

(d)	No steps have been taken to enforce any security or security right over any assets of Purchaser and no event has occurred to give the right to enforce such security.

(e)	The Agreement and all other agreements and obligations undertaken in connection with the transactions contemplated hereby constitute or will constitute, following the execution and delivery thereof, the valid and legally binding obligations of such Party, enforceable against it in accordance with the respective terms, subject to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

(f)	The execution, delivery and performance by it of this Agreement, and the agreements contemplated herein shall not:

(i)	violate the provisions of the Law applicable to it and its articles of association (or comparable charter documents, each as amended from time to time), or any resolution of its supervisory board or management board; or

(II)	conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any material license (including operating licenses), permits or material agreement to which it is bound.

(g)	No material consents, approvals, orders or authorizations of, or registrations, or declarations of filing with, any person are required to be made or obtained by Purchaser in connection with the execution and delivery and consummation of this Agreement, or the agreements contemplated herein, other than the ones obtained or contemplated to be obtained by this Agreement.

(h)	It has the intention, under current economic conditions, to continue the business of the Companies after Completion with the substantially similar personnel of the Companies from the current business premises of the Companies, provided that this warranty does not constitute (i) any guarantee of employment (except pursuant to the terms of the Employment Agreements or otherwise required under Dutch law), or (ii) any undertaking to operate the business of the Companies after Completion that would be contrary to reasonable business practices as determined in the sole discretion of Purchaser.

EXHIBIT H GUARANTOR’S WARRANTIES

Guarantor represents and warrants to Sellers that the following representations are true on the Completion Date and will be true on the date of the issuance of the CECO Shares:

(a)	Guarantor is a corporation that is duly organized and validly existing under the laws of the jurisdiction in which it was incorporated, with the requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize the execution and performance thereof;

(b)	Guarantor is not insolvent or unable to pay its debts as they fall due.

(c)	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning Guarantor and so far as Guarantor is aware, no events have occurred which, under any Law, would justify such proceedings.

(d)	No steps have been taken to enforce any security or security right over any assets of Guarantor and no event has occurred to give the right to enforce such security.

(e)	The Agreement and all other agreements and obligations undertaken in connection with the transactions contemplated hereby constitute or will constitute, following the execution and delivery thereof, the valid and legally binding obligations of such Party, enforceable against it in accordance with the respective terms, subject to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to the discretionary authority of a court of competent jurisdiction with respect to the granting of a decree ordering specific performance or other equitable remedies.

(f)	The execution, delivery and performance by it of this Agreement, and the agreements contemplated herein shall not:

(i)	violate the provisions of the Law applicable to it and its articles of incorporation (or comparable charter documents, each as amended from time to time), or any resolution of its board of directors; or(ii) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any material license (including operating licenses), permits or material agreement to which it is bound.

(g)	No material consents, approvals, orders or authorizations of, or registrations, or declarations of filing with, any person are required to be made or obtained Guarantor in connection with the execution and delivery and consummation of this Agreement, or the agreements contemplated herein, other than the ones obtained or contemplated to be obtained by this Agreement.

(h)	As of December 31, 2012, the authorized capital stock of the Guarantor consisted entirely of 100,000,000 shares of Guarantor Common Stock, of which 16,958,623 shares of Guarantor Common Stock were issued and outstanding and 137,920 shares of Guarantor Common Stock were held in the treasury of the Guarantor, and 10,000 shares of preferred stock, par value $0.01, of which none were outstanding. All issued and outstanding shares of capital stock of the Guarantor and its subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The shares of Guarantor Common Stock to be issued to Sellers pursuant to Clause 8 of the Agreement will be duly authorized and, upon delivery thereof in accordance with the Agreement, shall be validly issued, fully paid, nonassessable and free of preemptive and similar rights and all Liens, other than Liens imposed by this Agreement or applicable securities Laws.

(i)	The Guarantor has filed all required registration statements, prospectuses, reports, forms and other documents (if any) required to be filed under applicable law with the Securities and Exchange Commission (the “SEC”) since December 31, 2011 (collectively, including all exhibits thereto, the “Guarantor SEC Reports”). No subsidiary of the Guarantor is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Guarantor SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the respective date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Guarantor SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Guarantor SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(j)	Each of the financial statements (including the related notes and schedules thereto) of the Guarantor included in the Guarantor SEC Reports since December 31, 2011, as of their respective dates (and as of the date of any amendment to the respective Guarantor SEC Report), have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10- Q of the SEC) applied on a consistent basis during the periods and the respective dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Guarantor and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments.
(k)	The Guarantor is not aware of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes.

Additional Definitions specifically for this Exhibit

“Guarantor Common Stock” means the common stock, par value $0.01 per share, of the Guarantor.